Exhibit 5.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	Brussels
1285 Avenue of the Americas New York, NY 10019-6064 +1 212 373 3000 Direct Fax: +1 212 757-3990	Hong Kong London Los Angeles San Francisco Tokyo Toronto Washington, D.C. Wilmington

August 15, 2025

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Re:	Keurig Dr Pepper Inc.
Registration Statement on Form S-3ASR

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3ASR (the “Registration Statement”) of (i) Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), (ii) each of the entities listed on Schedule I hereto (collectively, the “Delaware Guarantors”) and (iii) each of the entities listed on Schedule II hereto (collectively, the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Subsidiary Guarantors”) filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of:

1.	the following securities of the Company (together, the “Company Securities”):

A.

senior debt securities (the “Company Senior Debt Securities”) and subordinated debt securities (the “Company Subordinated Debt Securities” and, together with the Company Senior Debt Securities, the “Company Debt Securities”);

B.

shares of preferred stock (including shares issued upon conversion of the Company Debt Securities or exercise of the Company Warrants (as defined below)) of the Company, par value $0.01 per share (the “Company Preferred Stock”);

C.

shares of common stock (including shares issued upon conversion of the Company Debt Securities or Company Preferred Stock or exercise of the Company Warrants) of the Company, par value $0.01 per share (the “Company Common Stock”); and

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D.	warrants to purchase Company Debt Securities, Company Preferred Stock, Company Common Stock or other rights or any combination of them (the “Company Warrants”);

2.	the following securities of the Subsidiary Guarantors:

A.	guarantees of Company Debt Securities (the “Subsidiary Guarantees”).

The Company Securities and the Subsidiary Guarantees (collectively, the “Securities”) are being registered for offering and sale from time to time as provided by Rule 415 under the Act.

The Company Senior Debt Securities and the related Subsidiary Guarantees, if any, are to be issued under an indenture, dated March 7, 2024, by and between the Company and U.S Bank Trust Company, National Association (the “Company Senior Debt Indenture”). The Company Subordinated Debt Securities and the related Subsidiary Guarantees, if any, are to be issued under an indenture to be entered into by and among the Company, the guarantors party to it and a trustee to be named therein (the “Company Subordinated Debt Indenture” and, together with the Company Senior Debt Indenture, the “Company Indentures”).

The Company Warrants are to be issued under warrant agreements, each between the Company and a warrant agent to be identified in the applicable agreement (each, a “Warrant Agreement”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the Company Senior Debt Indenture; and

3.	the form of the Company Subordinated Debt Indenture attached as Exhibit 4.7 to the Registration Statement.

In addition, we have examined (i) such corporate, limited liability company or limited liability partnership records of the Company and the Delaware Guarantors that we have considered appropriate, including a copy of the certificate of incorporation or the certificate of formation, as applicable, and the by-laws, the operating agreement, the limited liability company agreement or the limited liability partnership agreement, as applicable, and, in each case, as amended, of the Company and each Delaware Guarantor certified by the Company and each Delaware Guarantor, as applicable, as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Company Securities certified by the Company and copies of resolutions of the board of directors, the management committee or the board of managers,

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as applicable, of the Delaware Guarantors relating to the issuance of the Subsidiary Guarantees certified by each Delaware Guarantor and (iii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Subsidiary Guarantors made in the documents reviewed by us and upon certificates of public officials and the officers of the Company and the Subsidiary Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed, without independent investigation, that (i) the Company Senior Debt Indenture has been duly authorized, executed and delivered by the parties to it (other than the Company and Delaware Guarantors) and will be duly qualified under the Trust Indenture Act of 1939, as amended, and the Company Subordinated Debt Indenture will be duly authorized, executed and delivered by the parties to it in substantially the form filed as exhibit to the Registration Statement and will be duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Warrant Agreements and any other agreements entered into, or officer’s certificates or board resolutions delivered, in connection with the issuance of the Securities will be duly authorized, executed and delivered by the parties to such agreements (such agreements and documents, together with the Company Indentures, are referred to collectively as the “Operative Agreements”), (iii) each Operative Agreement, when so authorized, executed and delivered, will constitute a legal, valid and binding obligation of the parties thereto (other than the Company and the Subsidiary Guarantors), (iv) the Company Warrants and any related Operative Agreements will be governed by the laws of the State of New York, (v) each Non-Delaware Guarantor is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (vi) each Non-Delaware Guarantor has all corporate or limited liability company power, as applicable, to execute and deliver, and perform its obligations under the applicable Operative Agreements and the Subsidiary Guarantees, (vii) the execution, delivery and performance of the applicable Operative Agreements and the Subsidiary Guarantees by each Non-Delaware Guarantor does not violate any organizational documents of such Non-Delaware Guarantor or the laws of its jurisdiction of incorporation or organization and (viii) the execution, delivery and performance of the applicable Operative Agreements and the Securities and issuance of the Securities do not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company or any of the Subsidiary Guarantors, as applicable, is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Subsidiary Guarantors, as applicable.

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With respect to the Securities of a particular series or issuance, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Securities to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Company and the Subsidiary Guarantors, the laws of the State of New York and their jurisdictions of incorporation or organization, as the case may be, and any applicable Operative Agreement, (ii) prior to the issuance of a series of Company Preferred Stock, an appropriate certificate of designation or board resolution relating to such series of Company Preferred Stock will have been duly authorized by the Company and filed with the Secretary of State of Delaware, (iii) the Securities will be duly authorized, executed, issued and delivered by the Company or the Subsidiary Guarantors, as applicable, and, in the case of Company Debt Securities, the Subsidiary Guarantees and the Company Warrants, duly authenticated or delivered by the applicable trustee or agent, in each case, against payment by the purchaser at the agreed-upon consideration and (iv) the Securities will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When the specific terms of a particular issuance of Company Debt Securities (including any Company Debt Securities duly issued upon exercise, exchange or conversion of any Security in accordance with its terms) have been duly authorized by the Company and such Company Debt Securities have been duly executed, authenticated, issued and delivered, and, if applicable, upon exercise, exchange or conversion of any Security in accordance with its terms, such Company Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. Upon due authorization by the Company of the issuance and sale of shares of a series of Company Preferred Stock, and, if applicable, upon exercise, exchange or conversion of any Security in accordance with its terms, such shares of Company Preferred Stock will be validly issued, fully paid and non-assessable.

3. Upon due authorization by the Company of the issuance and sale of shares of Company Common Stock, and, if applicable, upon exercise, exchange or conversion of any Security in accordance with its terms, such shares of Company Common Stock will be validly issued, fully paid and non-assessable.

4. When the specific terms of a particular issuance of Company Warrants have been duly authorized by the Company and such Company Warrants have been duly executed, authenticated, issued and delivered, such Company Warrants will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

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5. When the specific terms of a particular issuance of Company Debt Securities and any related Subsidiary Guarantees have been duly authorized by the Company and the relevant Subsidiary Guarantors and such Securities have been duly executed, authenticated, issued and delivered, such Subsidiary Guarantees will constitute legal, valid and binding obligations of each relevant Subsidiary Guarantor enforceable against each such Subsidiary Guarantor in accordance with its terms.

The opinions expressed above as to enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) requirements that a claim with respect to any Securities in denominations other than in United States dollars (or a judgment denominated other than into United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

Delaware Guarantors

1.	234DP Aviation, LLC

2.	A & W Concentrate Company

3.	Beverages Delaware Inc.

4.	DP Beverages Inc.

5.	DPS Americas Beverages, LLC

6.	DPS Beverages, Inc.

7.	DPS Holdings Inc.

8.	Dr Pepper/Seven Up Manufacturing Company

9.	Dr Pepper/Seven Up, Inc.

10.	Mott’s Delaware LLC

11.	Mott’s LLP

12.	Nantucket Allserve LLC

13.	Snapple Beverage Corp.

14.	Splash Transport, Inc.

15.	The American Bottling Company

SCHEDULE II

Non-Delaware Guarantors

1.	Bai Brands LLC, a New Jersey limited liability company

2.	Dr Pepper/Seven-Up Beverage Sales Company, a Texas corporation